FOR IMMEDIATE RELEASE                      NASDAQ Ticker Symbol: QBAL

June 24, 1997                              Contact: Daniel M. Smith
                                           Jillian's Entertainment Corporation
                                           (617) 350-3111


                   JILLIAN'S AND J.W. CHILDS ANNOUNCE MERGER

Boston, MA -- Jillian's Entertainment Corporation ("Jillian's") and J.W. Childs Equity Partners, L.P. ("Childs") today announced the execution of a definitive Agreement and Plan of Merger and a definitive Purchase Agreement under which Jillian's will merge with a subsidiary of Jillian's Entertainment Holdings, Inc. ("Holdings"), an entity currently owned by an affiliate of Childs.

        In the merger, the shareholders of Jillian's, other than seven shareholders who each will have an ongoing relationship with Jillian's, will be entitled to receive $0.50 per share in cash in exchange for their shares of Jillian's common stock. Proceeds from the sale to Childs of convertible preferred stock of Holdings will be used to make merger payments to Jillian's shareholders.

        The merger is expected to be completed in July 1997, subject to the satisfaction of certain conditions, including the approval of the merger by Jillian's shareholders. The Board of Directors of Jillian's has unanimously approved the merger. In addition, shareholders owning approximately 44% of Jillian's outstanding common stock have agreed to vote their shares in favor of the merger.

        Upon completion of the merger and related transactions, Jillian's will be a wholly owned subsidiary of Holdings. Details of the merger and related transactions are included in a Jillian's proxy statement, which is on file with the Securities and Exchange Commission.

        Jillian's currently wholly or partially owns, operates and manages ten upscale billiard clubs in various locations throughout the United States.
J.W. Childs is a private investment firm based in Boston, Massachusetts.